EXHIBIT 11



                           THE BANK OF NEW YORK COMPANY, INC.
                        Computation of Earnings Per Common Share
                            For the Years Ended December 31,



                                                   1996        1995        1994
                                                   ----        ----        ----
                                        (in millions, except per share amounts)


Weighted Average Number of Shares                   388         385         376

Shares Assumed to be Issued on Conversion:
  Warrants                                           21          11           -
                                                  -----       -----       -----
Weighted Average Number of Shares of
  Common Stock for Primary Computation              409         396         376

Shares Assumed to be Issued on Conversion:
  Debentures                                          7          18          24
  Warrants                                            4          10           -
  Cumulative Preferred Stock                          -           -           4
                                                  -----       -----       -----
Weighted Average Number of Shares of
  Common Stock Assuming Full Dilution               420         424         404
                                                  =====       =====       =====


Net Income                                       $1,020       $ 914       $ 749

Dividend Requirements on Preferred Stock             10          10          13
                                                 ------       -----       -----

Net Income Available to Common Shareholders       1,010         904         736

Interest On Convertible Debentures, Net of Tax        2           7          10

Dividends on Convertible Preferred Stock              -           -           2
                                                 ------       -----       -----

Net Income Available to Common Shareholders,
  Assuming Full Dilution                         $1,012       $ 911       $ 748
                                                 ======       =====       =====

Earnings Per Share:
  Primary                                         $2.47       $2.29       $1.96

  Fully Diluted                                    2.41        2.15        1.85